Exhibit 99





        Contact:   Halsey Drug Co., Inc.
        Investor Relations
        (718) 467-7500



                              FOR IMMEDIATE RELEASE
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                             HALSEY DRUG CO., INC.
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                 ANNOUNCES COMPLETION OF THIRD PRIVATE PLACEMENT
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                         AND EXTENSION OF BANK AGREEMENT
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BROOKLYN,  N.Y., August  15,  1996,  Halsey Drug  Co.,  Inc. (AMEX-HDG)  Rosendo
Ferran,  President and  CEO today  announced that  the Company  has successfully
concluded a $2,500,000 private placement of 250 Units of securities.   Each Unit
consists of a 10% Convertible Subordinated Debenture  maturing on August 6, 2001
and  461  Redeemable  Common  Stock  Purchase  Warrants.    The  Debentures  are
convertible into, and the Warrants are exercisable for, Halsey common stock at a
price of $3.25 per  share for a five year period commencing on         August 6,
1996.

The Company and its banks (the "Banks") amended the Company's Credit Agreement as a result of the consummation of this private offering and extended the Credit Agreement to December 31, 1996. As consideration for waiving any existing breach or default under the Credit Agreement the Banks received $391,614 of the proceeds as payment for interest, fees and principal.

Halsey Drug Co., Inc. together with its subsidiaries, is a manufacturer of generic drugs in solid dosage, liquid and powder forms and bulk pharmaceutical chemicals sold to distributors, wholesalers, drugstore chains, institutions, government agencies and other pharmaceutical manufacturers nationwide.